Exhibit 4.13

**** INDICATES CONFIDENTIAL MATERIAL OMITTED PURSUANT TO A

REQUEST FOR CONFIDENTIAL TREATMENT AND FILED WITH THE

SECURITIES AND EXCHANGE COMMISSION SEPARATELY WITH A REQUEST

FOR CONFIDENTIAL TREATMENT.

Department of Industry, Innovation and Science

CRC Project Funding Agreement CRC-P53981

Targeting Tropomyosin as a Novel Anti-Cancer Therapy

Commonwealth of Australia (Commonwealth) Novogen Ltd (Recipient)

Version 2.1 (CRC-P SR2, Dec 2016)

Confidential material omitted and filed separately with the Commission.

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Details

Date	21 / March / 2017 day month year

Parties

Name	The Commonwealth of Australia as represented by the Department of Industry, Innovation and Science
Short form name	Commonwealth
ABN 74 599 608 295

Name	Novogen Ltd
Short form name	Recipient
ABN 37 063 259 754

Background

A	This Agreement is made pursuant to the projects stream of the Programme. The objective of the projects stream is to support industry-identified and industry-led collaborative research to develop products, services or processes that will solve industry problems and deliver tangible outcomes.

B	The Commonwealth provides the Funds to the Recipient under this Agreement to support the Project, Targeting Tropomyosin as a Novel Anti-Cancer Therapy, to be undertaken by the Participants. The Participants have, or will have within the time period stipulated in this Agreement, entered into a Participants Agreement to undertake the Project.

C	The Participants will, wherever appropriate, engage on an ongoing basis with one or more relevant Industry Growth Centres in order to share knowledge, experience and resources and achieve common goals.

D	The Commonwealth is required by law to ensure accountability for the Funds and accordingly the Recipient is required to be accountable for all Funds received.

E	The Commonwealth has agreed to provide the Funds to the Recipient for the purposes of the Project, subject to the terms and conditions of this Agreement.

F	The Recipient accepts the Funds for the purposes of the Project, and subject to the terms and conditions of this Agreement.

Confidential material omitted and filed separately with the Commission.

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Funding Agreement

Details		2

Agreed terms		5

Part 1 – Project and Funds		5

1.	Definitions and interpretation	5

2.	Priority of documents	10

3.	Duration of Agreement	10

4.	Project	10

5.	Participant obligations	11

6.	Participant Contributions	14

7.	Funds	15

8.	GST and R&D Tax Incentive	15

9.	Use of Funds	16

10.	Repayment	17

11.	Monitoring progress	18

12.	Performance	18

Part 2 – General requirements		21

13.	Subcontractors and Personnel	21

14.	Assets	22

15.	Intellectual Property Rights	22

16.	Moral Rights	24

17.	Indemnity	25

18.	Insurance	25

19.	Publicity	26

20.	Confidentiality	26

21.	Work health and safety	28

22.	Protection of personal information	28

23.	Conflict of interest	30

24.	Books and records	30

25.	Audit and access	31

26.	Dispute resolution	32

27.	Reduction, suspension and termination	33

Confidential material omitted and filed separately with the Commission.

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28.	Survival	37

29.	Notices and other communications	37

30.	Miscellaneous	38

Schedule 1 – Agreement Details		41

Schedule 2 – Project		45

Schedule 3 – Reporting		49

Schedule 4 – Funds, contributions and budget		50

Signing page		53

Confidential material omitted and filed separately with the Commission.

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Agreed terms

Part 1 – Project and Funds

1.	Definitions and interpretation

1.1	Defined terms

In this Agreement, except where the contrary intention is expressed, the following definitions are used:

Accounting Standards	the standards of that name maintained by the Australian Accounting Standards Board (created by section 226 of the Australian Securities and Investments Commission Act 2001 (Cth)) or other accounting standards which are generally accepted and consistently applied in Australia.

Advisers	(a) the financial or legal advisers of a party; and (b) the respective officers and employees of those financial or legal advisers.

Agreed Terms	clauses 1 to 30 of this Agreement, which set out terms and conditions agreed by the parties.

Agreement	this funding agreement between the Commonwealth and the Recipient, as varied from time to time in accordance with clause 30.4, and includes its schedules and any attachments.

Agreement Material	any Material created on or following the Commencement Date, for the purpose of or as a result of the Recipient performing its obligations under this Agreement.

Agreement Period	the period from the Commencement Date to the End Date.

Asset	any item of tangible property purchased, leased, created or otherwise brought into existence either wholly or in part with use of the Funds, but does not include Agreement Material.

Budget	the budget set out in Schedule 4, as varied from time to time in accordance with this Agreement.

Business Day	a day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the act is to be performed or where the Notice is received.

Confidential material omitted and filed separately with the Commission.

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Change in Control

in relation to an entity, a change in the direct or indirect power or capacity of a person to:

a)      determine the outcome of decisions about the financial and operating policies of the  entity; or

b)      control the membership of the board of directors of the entity,

whether or not the power has statutory, legal or equitable force or is based on statutory, legal or equitable rights and whether or not it arises by means of trusts, agreements, arrangements, understandings, practices, the ownership of any interest in shares or stock of the entity or otherwise, not including a change in control resulting from ordinary course trading on a stock exchange in the shares of the entity.

Commencement Date	the date on which this Agreement commences, as specified in item 7 of Schedule 1.

Commonwealth	the Commonwealth as specified in item 1 of Schedule 1.

Commonwealth Material	any Material provided to the Recipient by the Commonwealth, including the Material (if any) specified in item 14 of Schedule 1.

Commonwealth Representative	the person identified in item 3 of Schedule 1.

Confidential Information

information that is by its nature confidential and:

(a)    is designated by a party as confidential and is described in item 19 of Schedule 1; or

(b)    a party knows or ought to know is confidential,

but does not include:

(c)    information that is or becomes public knowledge otherwise than by breach of this Agreement or any other confidentiality obligation.

Corporations Act	the Corporations Act 2001 (Cth).

CRC Advisory Committee	the Cooperative Research Centres Advisory Committee is a committee of Innovation Australia established under the Industry Research and Development Act 1986.

CRC Indicia	the terms “CRC”, “CRC Projects”, “CRC-P”,“Cooperative Research Centre” and the Programme logo and any additional items specified by the Commonwealth from time to time.

CRC Project (CRC-P)	the collaboration between the Participants to undertake the Project as determined by the arrangements set out in the Participants Agreement.

Department	the Department of Industry, Innovation and Science and its successors that administer the Programme.

End Date	the date on which this Agreement will end (unless terminated earlier), as specified in item 8 of Schedule 1.

Confidential material omitted and filed separately with the Commission.

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Financial Year	the Australian financial year beginning 1 July and ending 30 June.

Funds	the amounts payable by the Commonwealth under this Agreement as specified in Schedule 4 and any interest earned on those amounts.

Guidelines	the Programme Guidelines listed under item 9 of Schedule 1, and any other guidelines issued by the Commonwealth from time to time in relation to the Programme and its administration.

Industry Entity	an entity where the majority of its revenue is not derived from any government, capable of deploying research outputs in a commercial context, excluding a Research Organisation, and excluding entities where the primary function is administrative or to provide support services to a CRC-P.

Industry Growth Centres	not-for-profit companies limited by guarantee responsible for delivering the ‘Industry Growth Centres Initiative’.

Intellectual Property Rights

all intellectual property rights, including:

(a)    copyright, patents, trademarks (including goodwill in those marks), designs, trade secrets, know how, rights in circuit layouts, domain names and any right to have confidential information kept confidential;

(b)    any application or right to apply for registration of any of the rights referred to in paragraph (a); and

(c)    all rights of a similar nature to any of the rights in paragraphs (a) and (b) which may subsist in Australia or elsewhere,

whether or not such rights are registered or capable of being registered.

Law	any applicable statute, regulation, by-law, ordinance or subordinate legislation in force from time to time in Australia, whether made by a State, Territory, the Commonwealth, or a local government, and includes the common law and rules of equity as applicable from time to time.

Material	includes property, information, software, firmware, documented methodology or process, documentation or other material in whatever form, including any reports, specifications, business rules or requirements, user manuals, user guides, operations manuals, training materials and instructions, and the subject matter of any category of Intellectual Property Rights.

Milestone	a stage of completion of the Project as set out in Schedule 2.

Moral Rights	the right of integrity of authorship (that is, not to have a work subjected to derogatory treatment), the right of attribution of authorship of a work, and the right not to have authorship of a work falsely attributed, as defined in the Copyright Act 1968 (Cth).

Notice	a notice, demand, consent, approval or communication issued under this Agreement.

Confidential material omitted and filed separately with the Commission.

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Outcomes	the outcomes of the Project, as set out in Schedule 2.

Outputs	the end products of a Project, which may include products, publications, patents, prototypes and student completions.

Participants	the Recipient and Project Partners collectively, being those persons, or bodies who have agreed to support the Project and provide Participant Contributions to the Project, and are signatories to the Participants Agreement.

Participants Agreement	the agreement(s) entered into by the Participants for the purposes of carrying out the Project.

Participant Contributions	the cash, personnel, facilities and services to be provided by Participants to the CRC-P, from their own resources, for the purposes of undertaking the Project as specified in Schedule 4.

Personnel	in relation to a party, any employee, officer, agent, or professional adviser of that party, and in the case of the Recipient, of any subcontractor.

Pre-existing Material	Material owned by a party before execution of this Agreement, including any Material specified in item 15 of Schedule 1.

Privacy Act	Privacy Act 1988 (Cth) as amended from time to time.

Programme	the programme referred to in item 6 of Schedule 1.

Project	the project set out in Schedule 2.

Project Partners	all the Participants, other than the Recipient.

Quarter	a period of 3 months or, where the context necessitates part or multiples of that period, ending on 31 March, 30 June, 30 September or 31 December.

R&D Tax Incentive	is established by Division 355 of the Income Tax Assessment Act 1997 with functions relating to its administration included in the Industry Research and Development Act 1986 (Cth).

Recipient	the party specified in item 2 of Schedule 1. Also known as the Lead Participant.

Recipient Representative	the person identified in item 4 of Schedule 1.

Reports	the reports to be provided under clause 11.2.

Research Organisation	all higher education providers listed at Table A and Table B of the Higher Education Support Act 2003, as amended from time to time, as well as Federal, State and Territory government departments or agencies which undertake publicly funded research. This includes, but is not limited to the Commonwealth Scientific and Industrial Research Organisation, Defence Science and Technology Organisation, Australian Institute of Marine Science and Australian Nuclear Science and Technology Organisation.

Resolution Institute	the dispute resolution association with that name and the Australian Business Number 69 008 651 232.

Confidential material omitted and filed separately with the Commission.

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Schedules	the schedules to this Agreement.

Shortfall	any deficit in the total contributions received by the Recipient during a Financial Year and the contributions which should have been received by the Recipient during that Financial Year as specified in Schedule 4.

SME	a small to medium sized business with fewer than 200 employees.

Specified Personnel	the Personnel (if any) specified in item 13 of Schedule 1.

Third Party Material	Material owned by a third party that is: (a) included, embodied in or attached to the Agreement Material; or (b) used in undertaking the Project.

Utilisation	technology transfer and take-up and use of research Outputs. Commercial utilisation includes the manufacture, sale, hire or other exploitation of a product or process, or the provision of a service, incorporating Agreement Material, or licensing of any third party to do any of those things, or otherwise licensing or assigning Agreement Material.

WHS Act	the Work Health and Safety Act 2011 (Cth) and any corresponding WHS law as defined in that Act.

WHS Laws	the WHS Act, regulations made under the WHS Act and any Code of Practice approved for the purpose of the WHS Act.

1.2	Interpretation

In this Agreement, except where the contrary intention is expressed:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph or schedule is to a clause or paragraph of, or schedule to, this Agreement;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to A$, $A, dollar or $ is to Australian currency;

(f)	a reference to time is to Canberra, Australia time;

(g)	a reference to a party is to a party to this Agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assignees and substitutes;

(h)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(i)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

Confidential material omitted and filed separately with the Commission.

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(j)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(k)	any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

(l)	any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(m)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this Agreement or any part of it;

(n)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day;

(o)	headings are for ease of reference only and do not affect interpretation.

1.3	Completion of Schedules

To the extent that the parties have not completed items in a Schedule, unless otherwise stated in the Schedule, those items will be taken to be ‘not applicable’ for the purpose of this Agreement.

2.	Priority of documents

If there is inconsistency between any of the documents forming part of this Agreement, those documents will be interpreted in the following order of priority to the extent of any inconsistency:

(a)	Agreed Terms;

(b)	Schedules;

(c)	any attachments to the Schedules;

(d)	Guidelines; and

(e)	documents incorporated by reference in this Agreement.

3.	Duration of Agreement

This Agreement begins on the Commencement Date and continues until the End Date or the date on which the Recipient has completed all reporting obligations to the Commonwealth, whichever is the later, unless terminated earlier in accordance with clause 27.

4.	Project

4.1	Undertaking the Project

The Recipient, in collaboration with the Project Partners, must:

(a)	undertake the Project to achieve the Outcomes;

(i)	undertake the Project diligently, effectively, to a high professional standard and in accordance with:

(ii)	all applicable Laws;

(iii)	any guidelines specified in item 9 of Schedule 1; and

Confidential material omitted and filed separately with the Commission.

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(iv)	any Commonwealth policies and specific requirements set out in item 10 of Schedule 1;

(b)	complete the Project within the Agreement Period; and

(c)	meet the due dates for the Milestones, as specified in Schedule 2.

4.2	Acknowledgement of support

The Recipient must, and must ensure that all Project Partners, in all:

(a)	publications (including reprints, and despite whether published by the Recipient or other persons) that are a result of the Project;

(b)	products, processes or inventions produced as a direct result of the Project activities; and

(c)	promotional and advertising materials, public announcements, events and activities in relation to the Project;

acknowledge the financial and other support received from the Commonwealth:

(d)	through reference to the Programme;

(e)	in relation to 4.2 (c), through prominent display of the CRC Indicia; and

(f)	by reference to any acknowledgement specified in item 11 of Schedule 1 or as otherwise approved by the Commonwealth prior to its use.

4.3	Warranties

The Recipient represents and warrants that:

(a)	it has the right to enter into this Agreement;

(b)	it and its subcontractors and Personnel, including its Specified Personnel, have the necessary experience, skill, knowledge, expertise and competence to undertake the Project and (where appropriate) will hold such licences, permits or registrations as are required under any State, Territory or Commonwealth legislation to undertake the Project, and are fit and proper people;

(i)	if the Recipient is a trustee, it enters this Agreement personally and in its capacity as trustee and has the power to perform its obligations under this Agreement.

(c)	if relevant and applicable, it is compliant with the Workplace Gender Equality Act 2012 (Cth) (WGE Act) and that:

(i)	if it becomes non-compliant with the WGE Act during the Agreement Period, the Recipient must notify the Commonwealth as soon as practicable;

(ii)	if the Agreement Period exceeds 18 months, the Recipient must provide a current letter of compliance under the WGE Act within 18 months from the Commencement Date and following this, annually to the Commonwealth; and

(iii)	compliance with the WGE Act does not relieve the Recipient from its responsibility to comply with its other obligations under this Agreement.

5.	Participant obligations

5.1	Participants Agreement

All Participants must enter into a Participants Agreement to undertake the Project. For the entire term of this Agreement, the Participants Agreement will require the Participants to:

(a)	undertake the Project at the times and in the manner specified in the Schedules to this Agreement;

Confidential material omitted and filed separately with the Commission.

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(b)	make the Participant Contributions to the Recipient which are specified in Schedule 4 of this Agreement;

(c)	cooperate with and provide to the Recipient any information about the Participant Contributions and other activities reasonably required by the Recipient;

(d)	be bound to equivalent terms and conditions to those of this Agreement, except where due to the context it is not relevant to do so; and

(e)	where terms of this Agreement are expressed to survive termination or expiry of this Agreement, the equivalent terms used in the Participants Agreement will also be expressed to survive termination or expiry of the Participants Agreement.

5.2	In the event the Recipient is unable to meet obligations

The Recipient must notify the Commonwealth immediately upon becoming aware of any circumstances that are likely to adversely affect the Recipient’s ability to comply with the terms of this Agreement, in particular its solvency or ability to ensure that the Project is carried out in accordance with this Agreement. The giving of Notice by the Recipient pursuant to this clause 5.2, will not, in any way, limit the obligations of the Recipient under this Agreement or excuse the Recipient in any way from the performance of those obligations.

5.3	Participants Agreement to be consistent with obligations under this Agreement

The Recipient must:

(a)	ensure the Participants Agreement and any other contractual arrangements allow the Recipient to meet its obligations under this Agreement, and ensure the Participants Agreement requires the Project Partners to comply with obligations consistent with those contained in:

(i)	Clause 5.4 (Breach of the Participants Agreement);

(ii)	Clause 15.3 (Intellectual Property Rights in Agreement Material);

(iii)	Clause 18 (Insurance);

(iv)	Clause 20 (Confidentiality);

(v)	Clause 21 (Work health and safety);

(vi)	Clause 22 (Protection of personal information);

(vii)	Clause 23 (Conflict of interest);

(viii)	Clause 24 (Books and records);

(ix)	Clause 25 (Audit and access);

(x)	Clause 28 (Survival);

(xi)	Clause 30.14 (Relationship);

(xii)	Clause 30.16 (False or misleading information);

(xiii)	Clause 30.17 (Safe and ethical research); and

(xiv)	Clause 30.18 (Responsible conduct of research).

Confidential material omitted and filed separately with the Commission.

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(b)	make reasonable endeavours to enforce any rights the Commonwealth may have in the Participants Agreement, including but not limited to those rights arising as a result of clause 5.3(a), where directed to do so by the Commonwealth;

(c)	ensure no variation or alteration is made to any arrangement described in clause 5.3(a) that is, or may be, inconsistent with this Agreement without the prior written consent of the Commonwealth; and

(d)	provide the Commonwealth with a copy of any proposed alteration or variation described under clause 5.3(c) within 10 Business Days of completion of the change.

5.4	Breach of the Participants Agreement

The Recipient must, within 5 Business Days of becoming aware of a breach or suspected breach of the Participants Agreement that would affect the Recipient’s ability to comply with its obligations under this Agreement:

(a)	provide Notice to the Commonwealth of that breach or suspected breach;

(b)	provide all information reasonably required by the Commonwealth in relation to the breach or suspected breach;

(c)	identify to the Commonwealth the steps the Recipient intends to take to remedy the matter;

(d)	keep the Commonwealth informed of any action it takes to remedy the breach; and

(e)	provide Notice to the Commonwealth once the breach is remedied.

5.5	Project Partners

The Recipient must ensure that all Project Partners are listed in item 5 of Schedule 1 and must ensure that at all times it has among the Participants, and approved by the Commonwealth, at least:

(a)	Two Australian Industry Entities (including at least one SME); and

(b)	One Australian Research Organisation.

5.6	Change of Project Partners

Subject to clauses 5.5 and 5.7 and any further obligations under this Agreement, the Recipient may substitute or change Project Partners during the Agreement Period, with the Commonwealth’s prior written approval.

5.7	Notification of change of Project Partners

Payment of Commonwealth Funds is dependent on the ongoing support of the Project by Project Partners. The Recipient must notify the Commonwealth 30 days prior to any proposed substitution or change of a Project Partner. This Notice must include:

(a)	the details of the exiting Project Partner and their reason for leaving, and details of any incoming Project Partner and a breakdown comparison of their contributions to enable side by side comparison of component parts;

(b)	the amount of any Shortfall for that Financial Year, or any future Financial Years that is anticipated to arise from the substitution or change in Project Partner, and any steps the Recipient proposes to take to resolve or otherwise deal with the Shortfall;

(c)	an assessment as to the degree to which the viability or capacity to undertake the Project and achieve the Milestones is likely to be affected.

Confidential material omitted and filed separately with the Commission.

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If after receiving a Notice under this clause 5.7, the Commonwealth is reasonably satisfied that the proposed substitution or change of a Project Partner is likely to impact on the Recipient’s capacity to undertake the Project or achieve the Milestones, the Commonwealth, at its sole discretion and on 10 Business Days’ Notice to the Recipient, may without limiting any of its other rights under this Agreement, reduce or suspend payment of the Funds until the Commonwealth is satisfied that a suitable substitute or replacement Project Partner is proposed.

5.8	Other government funding

(a)	The Recipient must give the Commonwealth full details of any financial assistance for activities in connection with the Project which a Participant receives from another Commonwealth, State or Territory government source or agency after the Commencement Date of this Agreement, (Other Financial Assistance) including the amount and source of the funding and the name of the programme under which it was provided, within 30 days of the Participant receiving notice that the Other Financial Assistance has been approved.

(b)	The Commonwealth may reduce, suspend or defer its payments as set out in Schedule 4 in the event a Participant receives Other Financial Assistance, but only to the extent that this financial assistance duplicates Commonwealth Funds.

6.	Participant Contributions

6.1	Participant Contributions

The Participants must provide the Participant Contributions to the Project as specified in Schedule 4.

6.2	Shortfall in Participant Contributions

The Recipient must notify the Commonwealth, as part of each Report provided to the Commonwealth under clause 11.2, of any Shortfall in the Participant Contributions, as specified in Schedule 4, for the corresponding period. The notification of any Shortfall in a Report must include the following:

(a)	the amount and value of the Shortfall;

(b)	the reasons for the Shortfall;

(c)	any remedial action proposed or undertaken; and

(d)	any impact the Shortfall is expected to have on the current or future capacity of the Recipient to undertake the Project and/or meet its obligations under this Agreement.

(e)	The Commonwealth will not require notification under this clause 6.2 or issue a Notice under clause 6.3, unless the Shortfall is equal to, or exceeds 10% of the:

(i)	cash contributions specified in Schedule 4; or

(ii)	value of the non-staff in-kind contributions specified in Schedule 4; or

(iii)	staff in-kind (FTE) contributions, specified in Schedule 4;

for that reporting period.

6.3	Recipient to make good any Shortfall in Participant Contributions

(a)	Where the Recipient is required to provide notification of a Shortfall under clause 6.2 the Commonwealth may, by Notice, require the Recipient to make good the Shortfall and/or take other remedial action and to report on any matters specified in the Notice within the period specified in the Notice (or if not specified within 10 Business Days). The Recipient must comply with any such Notice issued by the Commonwealth within the time period specified.

Confidential material omitted and filed separately with the Commission.

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(b)	If the Recipient is unable to obtain Participant Contributions to make good the Shortfall and/or does not take other remedial action as specified in the Notice to the Commonwealth’s satisfaction within the period specified in the Notice, or does not report on any matters specified in the Notice, the Commonwealth may in its absolute discretion, and without limiting any of its other rights under this Agreement or at law, reduce the total amount of Funds by all or a part of the value of the Shortfall.

(c)	Nothing in clause 6.3 affects the Commonwealth’s rights under clause 27 [Reduction, Suspension and Termination].

6.4	Calculation of Shortfall

When calculating the total amount of a Shortfall under clause 6, the value of any staff in-kind contributions which were not provided by a Participant, and which therefore contributed to the Shortfall, will be calculated based on the FTE value specified in Schedule 4.

7.	Funds

7.1	Payment

Subject to:

(a)	clauses 8.4, 27.1 and 27.2;

(b)	sufficient funding being available for the Programme; and

(c)	the Recipient complying with this Agreement,

the Commonwealth will pay the Funds to the Recipient as set out in Schedule 4.

7.2	Due date for payment

The Commonwealth must make quarterly payments within 30 days of the Commonwealth’s acceptance and approval of satisfactory, relevant Reports, as per Schedule 4.

7.3	Taxes

The Recipient must pay all:

(a)	stamp duty (including penalties and interest) assessed or payable in respect of this Agreement and the Project; and

(b)	subject to clause 8, all taxes, duties and government charges imposed or levied in Australia or overseas in connection with the performance of this Agreement.

8.	GST and R&D Tax Incentive

8.1	Construction

In this clause 8 words and expressions which are not defined in this Agreement but which have a defined meaning in the GST Law have the same meaning as in the GST Law.

8.2	Consideration GST exclusive

Unless otherwise expressly stated, all prices or other sums payable or consideration to be provided under this Agreement are exclusive of GST.

Confidential material omitted and filed separately with the Commission.

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8.3	Payment of GST

If GST is payable by a supplier on any supply made under this Agreement, the recipient of the supply will pay to the supplier an amount equal to the GST payable on the supply, in addition to and at the same time that the consideration for the supply is to be provided under this Agreement.

8.4	Recipient Created Tax Invoice

(a)	The Recipient agrees to allow the Commonwealth to issue it with a Recipient Created Tax Invoice (RCTI) for any taxable supplies it makes in relation to the Project.

(b)	The Recipient agrees not to issue tax invoices in respect of any taxable supplies.

(c)	The parties acknowledge that they are registered for GST and will notify the other party if they cease to be registered for GST.

8.5	R&D Tax Incentive

To assist certain Participants claim the R&D Tax Incentive, the Recipient must expend (or allocate) contributions from Participants on (or to) R&D activities, as defined under subdivision 355B section 355-20 of the Income Tax Assessment Act 1997 and maintain records of the date when such expenditure on which R&D activities occurred.

9.	Use of Funds

9.1	What Funds can be used for

(a)	The Recipient must spend the Funds only for the purposes of undertaking the Project.

(b)	The Recipient must spend the Funds and the Participant Contributions only in accordance with the Budget.

(c)	Subject to clause 9.1(d), the Recipient may vary the Budget by re-allocating expenditure between heads of expenditure specified in the Budget.

(d)	Any variation under clause 9.1(c) which increases or decreases the amount allocated to a head of expenditure by more than 10% cannot be made without the Commonwealth’s prior written approval.

9.2	What Funds cannot be used for

The Recipient must not spend the Funds:

(a)	for capital works or for the purchase or construction of facilities such as buildings or laboratories;

(b)	for renovation or extension of buildings and facilities unless approved by the Commonwealth in writing;

(c)	for any activities for which the Participants have previously been funded, or are currently being funded by the Australian Government or a State or Territory government either directly or indirectly through any other funding scheme;

(d)	to reimburse a Participant for the costs associated with existing staff or other resources committed by the Participant to the Project as in-kind contributions under this Agreement;

(e)	to pay a Participant for the indirect support costs of research in relation to cash-funded Project staff located in their organisation; or

(f)	for the indirect support costs of research conducted overseas.

Confidential material omitted and filed separately with the Commission.

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9.3	When Funds cannot be used

(a)	Without limiting any other right or remedy of the Commonwealth, the Commonwealth may by Notice direct the Recipient not to spend Funds if:

(i)	the Recipient has not completed a Report that was due before the date of notification;

(ii)	the Recipient has not achieved a Milestone that was due to be achieved before the date of notification; or

(iii)	the Recipient is otherwise in breach of this Agreement.

(b)	The Recipient must not spend any Funds after it receives Notice from the Commonwealth under clause 9.3(a) unless and until the Commonwealth notifies the Recipient otherwise.

9.4	Bank account

The Recipient must ensure that:

(a)	proper accounting standards and controls are exercised in respect of the Funds and the Participant Contributions;

(b)	all Funds are held in an account (the Account) with an authorised deposit-taking institution authorised under the Banking Act 1959 (Cth) to carry on banking business in Australia;

(c)	the Account is held in the name of the Recipient, which the Recipient solely controls and which is separate from the Recipient’s other operational accounts, for the purpose of accounting for, and administering any Funds paid to the Recipient;

(d)	identify the receipt and expenditure of the Funds separately within the Recipient’s accounting records so that at all times the Funds are identifiable and ascertainable;

(e)	the Account bears a rate of interest reasonably required by the Commonwealth and that any interest on the balance is credited to the Account;

(f)	the Commonwealth is notified, prior to the receipt of any Funds, of details sufficient to identify the account, and on notification from the Commonwealth, provide the Commonwealth and the authorised deposit-taking institution with an authority for the Commonwealth to obtain any details relating to the use of the account;

(g)	any money forming part of the Funds or Participant Contributions is deposited in the Account; and

(h)	if the Account changes, that it complies with 9.4(c) and (d) above and notify the Commonwealth within 7 days of any changes to the Account, providing details of the new account.

9.5	No additional Funds

The Commonwealth is not responsible for the provision of additional money to meet any expenditure in excess of the Funds.

10.	Repayment

10.1	During the Agreement Period

The Commonwealth is entitled to recover from the Recipient any amount of money which, at any time, in the Commonwealth’s opinion, has been spent other than in accordance with this Agreement.

Confidential material omitted and filed separately with the Commission.

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10.2	At the end of the Agreement Period

After the End Date, the Commonwealth is entitled to recover from the Recipient:

(a)	any Funds which have not been spent, or legally committed for expenditure by the Recipient in accordance with this Agreement and payable by the Recipient as a current liability (written evidence of which will be required); and

(b)	the amount of any Funds which, in the Commonwealth’s opinion, have been spent other than in accordance with this Agreement.

10.3	Repayment Notice

(a)	The Commonwealth may give the Recipient a Notice requiring the Recipient to repay to the Commonwealth (or deal with as specified by the Commonwealth) an amount which the Commonwealth is entitled to recover under clause 10.1 or 10.2.

(b)	If the Commonwealth gives a Notice under clause 10.3(a), the Recipient must repay the amount specified in the Notice in full (or deal with it as specified by the Commonwealth) within 30 days of the date of the Notice.

11.	Monitoring progress

11.1	Progress meetings

The parties will meet at the times and in the manner reasonably required by the Commonwealth to discuss any issues in relation to this Agreement or the Project. The Recipient must ensure that the Recipient Representative, and the Commonwealth must ensure the Commonwealth Representative, are reasonably available to attend such meetings and answer any queries relating to the Project raised by either party.

11.2	Reporting

The Recipient must provide the Commonwealth with Reports in accordance with Schedule 3.

11.3	Contents of Reports

The Recipient must comply with any direction the Commonwealth may issue in writing to the Recipient in respect of a Report the Recipient is required to provide under clause 11.2 specifying:

(a)	a format for the Report (or for part of the Report); and

(b)	information the Recipient is to include in the Report (or part of the Report); and

(c)	the person or persons who are to certify that information contained in a Report (or part of a report) is accurate.

For the purposes of clause 11.3, the Commonwealth will be taken to have issued a direction in writing concerning a matter referred to in clause 11.3 if it includes that information in a Guideline or any similar document and that document is available to the Recipient.

12.	Performance

12.1	Reviews of the CRC Project

(a)	Ad hoc reviews may be undertaken or required by the Commonwealth from time to time, including but not limited to cases where substantial changes to the Project are proposed, or Milestones are not being met.

(b)	The Commonwealth will bear the cost of any review under clause 12.1, subject to the Recipient meeting its own costs in accordance with the Guidelines.

Confidential material omitted and filed separately with the Commission.

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(c)	The Commonwealth may, by Notice, require the Recipient to take actions in relation to the outcomes or recommendations of any review under clause 12.1, or recommendations of the CRC Advisory Committee, in accordance with:

(i)	the timeframe (if any) specified in the Notice;

(ii)	any requirements in the Guidelines; or

(iii)	any reasonable directions of the Commonwealth.

12.2	Evaluation

Without limiting any of its obligations under this Agreement the Recipient must assist the Commonwealth with and participate in, within the timeframe and in the manner required by the Commonwealth in accordance with the Guidelines , any:

(a)	evaluation of the:

(i)	performance of the CRC Project;

(ii)	conduct of the Project;

(iii)	Recipient’s compliance with this Agreement;

(b)	surveys, questionnaires and other evaluation procedures related to the performance of the Recipient, the CRC-P or the Programme; and

(c)	preparation of reports reasonably required under this clause 12.2.

12.3	Cooperation

In relation to any review or evaluation under clause 12, the Recipient must:

(a)	provide all reasonable assistance to;

(b)	respond to all reasonable requests of; and

(c)	provide any information reasonably required by;

the Commonwealth or its authorised representative.

12.4	Commonwealth rights

(a)	If the Recipient does not:

(i)	meet any of the obligations under clause 12;

(ii)	comply with a Notice given under clause 12.1(c) within the specified timeframe; or

(iii)	comply with the Guidelines in relation to a review or evaluation under clause 12;

to the satisfaction of the Commonwealth, the Commonwealth may at its sole discretion, without limiting any of its other rights under this Agreement or at law, exercise its right to reduce or suspend payment of the Funds, or terminate the Agreement, under clause 27.

(b)	Without limiting any of the Commonwealth’s rights arising elsewhere under this Agreement, if the Commonwealth determines, in its sole discretion, whether pursuant to a review or evaluation under clause 12 or otherwise, that the Recipient is not performing satisfactorily under this Agreement, the Commonwealth may by Notice take any action it considers appropriate, including but not limited to:

(i)	requiring the Recipient to undergo further reviews;

Confidential material omitted and filed separately with the Commission.

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(ii)	requiring the Recipient to comply with additional reporting and/or monitoring requirements; or

(iii)	reducing or suspending payment of the Funds, or terminating the Agreement, under clause 27.

Confidential material omitted and filed separately with the Commission.

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Part 2 – General requirements

13.	Subcontractors and Personnel

13.1	Subcontracting

(a)	The Recipient must:

(i)	not subcontract the performance of any of its obligations under this Agreement other than to those entities set out in item 12 of Schedule 1 without the prior written approval of the Commonwealth, which will not be unreasonably withheld;

(ii)	not, in any event, enter into a subcontract under this Agreement with a subcontractor named by the Director of the Workplace Gender Equality Agency in a report to the responsible Minister as an employer currently not complying with the reporting requirements of the WGE Act; and

(iii)	ensure that any subcontractor approved under this Agreement is contractually required to comply with obligations consistent with those contained in:

(A)	Clause 18 (Insurance);

(B)	Clause 20 (Confidentiality);

(C)	Clause 21 (Work health and safety);

(D)	Clause 22 (Protection of personal information);

(E)	Clause 23 (Conflict of interest);

(F)	Clause 24 (Books and records);

(G)	Clause 25 (Audit and access);

(H)	Clause 28 (Survival);

(I)	Clause 30.16 (False or misleading information);

(J)	Clause 30.17 (Safe and ethical research); and

(K)	Clause 30.18 (Responsible conduct of research).

(b)	When granting written approval under clause 13.1(a)(i), and without limiting considerations the Commonwealth may have regard to, the Commonwealth will have regard to whether the proposed subcontractor is a related body corporate.

(c)	The Recipient is fully responsible for undertaking the Project even if the Recipient subcontracts any aspect of the Project and for the performance of all of the Recipient’s obligations under this Agreement.

13.2	Use of Specified Personnel

The Recipient must:

(a)	undertake the Project or any part of the Project to which their particular expertise relates, with the active involvement of, and using the expertise of, the Specified Personnel or any persons who are appointed to replace them in accordance with clause 13.3(b); and

(b)	ensure that each of the Specified Personnel is aware of and complies with the Recipient’s obligations in undertaking the Project.

Confidential material omitted and filed separately with the Commission.

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13.3	If the Specified Personnel are not available

Where one or more of the Specified Personnel is or will become unable or unwilling to be involved in the Project, the Recipient must:

a)	notify the Commonwealth in writing immediately of any change to the Specified Personnel; and

b)	when replacing Specified Personnel, ensure that any such replacement personnel directly involved in the Project has the time commitment, qualifications and competency to undertake the Project to the standard required by the Agreement and have similar or better suited expertise and ability to those of the Specified Personnel they are replacing.

13.4	Commonwealth may request replacement of Personnel

The Commonwealth may at any time request the Recipient to remove from work in respect of this Agremeent any of the Specified Personnel or any of the Recipient’s subcontractors or Personnel. The Recipient must promptly arrange for the removal of such subcontractors or Personnel, and arrange for a replacement in accordance with the requirements under clause 13.3 (b).

14.	Assets

14.1	Ownership

Subject to the terms of any lease or other arrangement, the Recipient owns any Asset.

14.2	Use and dealings

(a)	During the Agreement Period, the Recipient must use any Asset only for the purposes of the Project, or other purposes consistent with the Outcomes.

(b)	During the Agreement Period, the Recipient must:

(i)	not encumber, dispose or deal with any Asset valued at $50,000 (excluding GST) or above other than in accordance with this clause 14, without the Commonwealth’s prior approval;

(ii)	hold all Assets securely and safeguard them against theft, loss, damage, or unauthorised use and ensure they are adequately insured as described in clause 18;

(iii)	maintain all Assets in good working order; and

(iv)	be fully responsible for, and bear all risks relating to, the use or disposal of all Assets.

15.	Intellectual Property Rights

15.1	Pre-existing Material and Third Party Material

This clause 15 does not affect the ownership of the Intellectual Property Rights in any Pre-existing Material or Third Party Material.

15.2	Third Party Material

(a)	The Recipient must obtain all necessary copyright and other Intellectual Property Rights permissions before making any Third Party Material available for the purpose of this Agreement or the Project.

(b)	The Recipient must specify which parts (if any) of the Intellectual Property Rights are Third Party Material and who owns the Intellectual Property Rights in that material.

Confidential material omitted and filed separately with the Commission.

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15.3	Intellectual Property Rights in Agreement Material

(a)	The Intellectual Property Rights in the Agreement Material vest in the Recipient and/or the Project Partners on creation, as determined and agreed in the Participants Agreement.

(b)	To the extent that:

(i)	the Commonwealth needs to use any of the Agreement Material in connection with this Agreement or the Programme, or for any other legitimate carriage of its responsibilities, including but not limited to:

(A)	the use of Reports provided by the Recipient to the Commonwealth; or

(B)	the exercise of its rights under clause 25;

the Recipient grants to, or must obtain for, the Commonwealth a perpetual, world-wide, royalty free, non-exclusive licence (including the right to sublicense) to use, reproduce, adapt, modify and communicate that Material; or

(ii)	the Recipient needs to use any of the Commonwealth Material (excluding the CRC Indicia) for the purpose of performing its obligations under this Agreement, the Commonwealth grants to the Recipient, subject to any conditions, directions or restrictions of the Commonwealth specified in item 14 of Schedule 1, a world-wide, royalty free, non-exclusive, non-transferable licence (including the right to sublicence) to use, reproduce, adapt, modify and communicate the Commonwealth Material solely for the purpose of undertaking the Project, or

(iii)	the Recipient needs to use any of the CRC Indicia for the purposes of clause 4.2, the Commonwealth grants to the Recipient, subject to any conditions, directions or restrictions of the Commonwealth specified in item 14 of Schedule 1, a world-wide, royalty free, non-exclusive, non-transferable licence (including the right to sublicense, with the exception of the Recipient being able to grant a sublicense to the Project Partners) to use, reproduce and communicate the CRC Indicia solely for the purposes of undertaking the Project.

(c)	The licence granted to the Commonwealth under clause 15.3(b)(i) does not include a right to exploit the Agreement Material, Pre-existing Material or Third Party Material for the Commonwealth’s commercial purposes.

(d)	The Recipient must, or where the Agreement Material vests in the Project Partner must ensure that, at all times during the Agreement Period, the Recipient and/or Project Partner has in place and adheres to documented procedures to ensure that, before any Agreement Material is published or disclosed to any person other than the Commonwealth or a Participant, consideration is given to the potential prejudice to the subsistence or Utilisation of the Agreement Material, including the possibility that publication or disclosure might preclude the grant of a patent or cause the loss of Intellectual Property Rights.

(e)	The Recipient must, or where the Agreement Material vests in the Project Partner must ensure that, the Recipient and/or Project Partner uses its best endeavours to ensure Utilisation of Agreement Material (but not including reports or other such material to be provided to the Commonwealth for the Commonwealth’s benefit) by the Participants.

(f)	The Recipient must, or where the Agreement Material vests in the Project Partner must ensure that, any Utilisation of Agreement Material, including by any third party, is consistent with any Milestones, the nature of the Project and the objectives of the Programme, including the maximisation of benefits accruing to Australia.

Confidential material omitted and filed separately with the Commission.

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(g)	The Recipient must ensure that in order to maximise the benefits from research, after appropriate commercialisation and Utilisation decisions have been taken, consideration is given, where relevant, to dissemination of the results from the Project.

(h)	If at any time, the Commonwealth is of the reasonable view that the Utilisation of the Agreement Material by the Recipient and/or Project Partner, including any third party, is not consistent with clause 15.3(f), the Commonwealth may, by Notice at its sole and unfettered discretion:

(i)	require the Recipient to repay some or all of the Funds spent Utilising the Agreement Material;

(ii)	reduce or suspend payment of the Funds, or terminate the Agreement, under clause 27; or

(iii)	exercise any other right it may have under this Agreement.

15.4	Commonwealth Material

The Commonwealth will provide to the Recipient the Commonwealth Material and the Recipient must ensure that the Commonwealth Material is used strictly in accordance with any conditions or restrictions specified in item 14 of Schedule 1 and any direction by the Commonwealth.

16.	Moral Rights

16.1	Obtaining consents

To the extent permitted by applicable Laws and for the benefit of the Commonwealth, the Recipient must:

(a)	give, where the Recipient is an individual, in a form acceptable to the Commonwealth;

(b)	use its best endeavours to ensure that each of the Personnel used by the Recipient in the production or creation of the Agreement Material gives, in a form acceptable to the Commonwealth; and

(c)	use its best endeavours to ensure that any holder of Moral Rights in Third Party Material included in the Agreement Material gives,

genuine consent in writing to the use of the Agreement Material for the Specified Acts, even if such use would otherwise be an infringement of its or their Moral Rights and notify the Commonwealth if this consent is not obtained.

16.2	Specified Acts

(a)	In this clause 16, unless otherwise specified in item 17 of Schedule 1, Specified Acts means:

(i)	falsely attributing the authorship of any Agreement Material, or any content in the Agreement Material (including literary, dramatic, artistic works and cinematograph films within the meaning of the Copyright Act 1968 (Cth));

(ii)	materially altering the style, format, colours, content or layout of the Agreement Material and dealing in any way with the altered Agreement Material;

(iii)	reproducing, communicating, adapting, publishing or exhibiting any Agreement Material; and

(iv)	adding any additional content or information to the Agreement Material.

Confidential material omitted and filed separately with the Commission.

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(b)	For the purposes of clause 16.2(a), Agreement Material includes any Pre-existing Material and Third Party Material to the extent that it is included in, forms part of or is attached to the Agreement Material.

17.	Indemnity

(a)	The Recipient will at all times indemnify, hold harmless and defend the Commonwealth, its officers and employees including members of the CRC Advisory Committee and any independent experts used by the CRC Advisory Committee (referred to in this clause 17 as “those indemnified”) from and against any loss or liability, including:

(i)	loss of, or damage to, property of the Commonwealth;

(ii)	claims by any person in respect of personal injury or death;

(iii)	claims by any person in respect of loss of, or damage to, any property; and

(iv)	costs and expenses including the costs of defending or settling any claim referred to in clause 17(a)(ii) or clause 17(a)(iii),

arising out of or as a consequence of:

(v)	use or disposal of Assets;

(vi)	an infringement, or an alleged infringement, of the Intellectual Property Rights of any person, which occurred by reason of an act done by the Commonwealth in relation to any part of the Project;

(vii)	any actual, likely or threatened breach of the Recipient’s, its Personnel’s or subcontractor’s obligations relating to Confidential Information or personal information; or

(viii)	without limiting the preceding paragraphs, any breach of this Agreement by the Recipient, or negligence on the part of the Recipient, its Personnel or subcontractors or wrongful or unlawful act or omission on the part of the Recipient, its Personnel or subcontractors.

(b)	The Recipient’s liability to indemnify those indemnified under clause 17(a) will be reduced proportionally to the extent that any negligent act or omission of those indemnified contributed to the loss.

18.	Insurance

18.1	Obligation to maintain insurance

Unless otherwise specified in item 18 of Schedule 1, in connection with the Project, the Recipient must have and maintain:

(a)	Workers’ compensation insurance for an amount required by the relevant State or Territory legislation;

(b)	Public liability insurance for an adequate amount per claim, or occurrence giving rise to a claim, in respect of activities undertaken under this Agreement (where occurrence means either a single occurrence or a series of occurrences if these are linked or occur in connection with one another from one original cause, as the case may be);

(c)	insurance over any Asset acquired pursuant to clause 14 of this Agreement for its full replacement value; and

(d)	any other insurance required by law or by the Commonwealth (acting reasonably).

Confidential material omitted and filed separately with the Commission.

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18.2	Certificates of currency

The Recipient must, on request by the Commonwealth, provide current relevant confirmation of insurance documentation from its insurers or insurance brokers certifying that it has insurance as required by clause 18.1.

19.	Publicity

The Commonwealth reserves the right to publicise and report on the awarding of the Funds, and may do this by, amongst other means, including the Participants’ names, the amount of Funds and the title and a brief description of the Project in media releases, general announcements about the Programme, annual reports, and in order to fulfil its obligations under the Commonwealth Grants Rules and Guidelines.

20.	Confidentiality

20.1	Prohibition on disclosure

(a)	Subject to clause 20.4, the Recipient must not, without the prior written consent of the Commonwealth, disclose any Commonwealth’ Confidential Information to a third party, or use such Confidential Information other than for the purpose of the Project.

(b)	Subject to clause 20.4, the Commonwealth must not, without the prior written consent of the Recipient, disclose any Recipient’ Confidential Information to a third party, or use such Confidential Information other than for the purpose of the Project.

20.2	Conditions of approval

In giving written consent to use or disclose Commonwealth Confidential Information, the Commonwealth may impose such conditions as it thinks fit. The Recipient must comply with any term or condition imposed by the Commonwealth under this clause 20.2.

20.3	Advisers and third parties

The Commonwealth may at any time require the Recipient to arrange for:

(a)	its Advisers;

(b)	its Personnel, other employees and subcontractors or the Project Partners involved in the Project; or

(c)	any other third party, to whom Commonwealth Confidential Information may be disclosed pursuant to clause 20.4(a) or clause 20.4(b),

to give a written undertaking relating to the use and non-disclosure of the Commonwealth’s Confidential Information in the form approved by the Commonwealth.

20.4	Exceptions to obligations

The obligations on each party under clause 20.1 or 20.10 will not be taken to have been breached to the extent that Confidential Information of the other party:

(a)	is disclosed by a party to its Advisers or employees solely in order to comply with obligations, or to exercise rights, under this Agreement;

(b)	is disclosed to a party’s internal management personnel, solely to enable effective management or auditing of activities related to this Agreement;

(c)	is disclosed by the Commonwealth to the responsible Minister;

(d)	is disclosed by the Commonwealth, in response to a request by a House or a Committee of the Parliament of the Commonwealth of Australia;

Confidential material omitted and filed separately with the Commission.

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(e)	is shared by the Commonwealth within the Department, or with another Commonwealth agency, where this serves the Commonwealth’s legitimate interests;

(f)	is disclosed by the Commonwealth to the Auditor-General, the Commonwealth Ombudsman or the Australian Information Commissioner;

(g)	is required by Law to be disclosed;

(h)	is shared by the Commonwealth to Innovation Australia or its delegates for the purposes of the administration of the R&D Tax Incentive; or

(i)	is in the public domain otherwise than due to a breach of this Agreement.

20.5	Obligation on disclosure

Where a party discloses Confidential Information of the other party to another person:

(a)	pursuant to clauses 20.4(a), (b) or (e), the disclosing party must:

(i)	notify the receiving person that the information is Confidential Information; and

(ii)	not provide the information unless the receiving person agrees to keep the information confidential, including in the case of Commonwealth’ Confidential Information, the receiving person giving the Commonwealth a legally binding undertaking to that effect in the form approved by the Commonwealth; or

(b)	pursuant to clauses 20.4(c), (d), (f) and (h), the disclosing party must notify the receiving party that the information is Confidential Information of the other party.

20.6	Additional confidential information

(a)	The parties may agree in writing after the date of this Agreement that certain additional information is to constitute Confidential Information for the purposes of this Agreement.

(b)	Where the parties agree in writing after the date of this Agreement that certain additional information is to constitute Confidential Information for the purposes of this Agreement, this documentation is incorporated into, and becomes part of this Agreement, on the date by which both parties have signed this documentation.

20.7	Period of confidentiality

The obligations under this clause 20 continue, notwithstanding the expiry or termination of this Agreement:

(a)	in relation to an item of information described in item 19 of Schedule 1, for the period set out in that Schedule in respect of that item; and

(b)	in relation to any information which the parties agree in writing after the date of this Agreement is to constitute Confidential Information for the purposes of this Agreement, for the period agreed by the parties in writing in respect of that information.

20.8	No reduction in privacy obligations

Nothing in this Agreement derogates from any obligation which either party may have under the Privacy Act 1988 (Cth) as amended from time to time, in relation to the protection of ‘personal information’ as defined in that Act or information that is protected by the Census and Statistics Act 1905 (Cth), or any other Act, regulation or other legislative instrument requiring secrecy or confidentiality in dealing with information.

20.9	Return of information

At the Commonwealth’s request or on the expiry or termination this Agreement, the Recipient must promptly return all of the Commonwealth’s physical and written records containing Commonwealth Confidential Information, and all documentation relating to that Commonwealth Confidential Information (including copies), to the Commonwealth in a form reasonably requested by the Commonwealth. Alternatively, if requested by the Commonwealth, the Recipient must destroy such items in the manner specified by the Commonwealth and promptly certify to the Commonwealth in writing that it has done so.

Confidential material omitted and filed separately with the Commission.

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20.10	Confidential Agreement Provisions

Notwithstanding any other provision of this Agreement, the Commonwealth may disclose the provisions of this Agreement. However, any provisions of this Agreement that are Confidential Information may only be disclosed in accordance with the Senate Order on Departmental and Agency Agreements, and where such disclosure of Confidential Information is required a statement of reasons for the confidentiality may be included with the disclosure.

21.	Work health and safety

21.1	General safety obligations

  The Recipient must:

(a)	ensure that the Project is undertaken in a safe manner;

(b)	ensure that the Participants and their respective Personnel do not, by act or omission place the Commonwealth in breach of its obligations under the WHS Laws; and

(c)	ensure that the Recipient, the Project Partners and their respective Personnel, if using or accessing the Commonwealth’s premises or facilities, comply with all reasonable instructions, directions, policies and procedures relating to work health and safety in operation at those premises or facilities whether specifically drawn to the attention of the Recipient or might reasonably be inferred from the circumstances.

22.	Protection of personal information

22.1	Definitions

In this clause 22, the terms ‘agency’, ‘Australian Privacy Principle’ (APPs), ‘APP privacy policy’, ‘Australian Privacy Principle Code’ (APP code) and ‘contracted service provider’ have the same meaning as they have in section 6 of the Privacy Act, and ‘personal information’, which also has the meaning it has in section 6 of the Privacy Act, means:

‘information or an opinion about an identified individual, or an individual who is reasonably identifiable whether the information or opinion is true or not and whether the information or opinion is recorded in a material form or not’.

22.2	Application of this clause

This clause 22 applies only where the Recipient deals with personal information provided to the Recipient by the Commonwealth, for the purpose of, completing the Project under this Agreement.

22.3	Obligations

The Recipient acknowledges that to the extent this clause 22 applies it is a ‘contracted service provider’ and agrees in respect of the Project under this Agreement to take all necessary measures to ensure that personal information in its possession or control in connection with this Agreement is protected against loss and unauthorised access, use, disclosure or modification.

(a)	The Recipient must, on request from the Commonwealth, provide to the Commonwealth:

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(i)	a copy of the Recipient’s and any subcontractor’s APP privacy policy which is compliant with APP 1;

(ii)	copies of the Recipient’s and any subcontractor’s security and data protection policies upon request by the Commonwealth; or

(iii)	details of the Recipient’s and any subcontractor’s processes and procedures implemented to ensure compliance with the Privacy Act.

(b)	The Recipient agrees in respect of the Project under this Agreement:

(i)	to use or disclose personal information obtained by the Recipient from the Commonwealth during the course of the Project under this Agreement, only for the purposes of this Agreement;

(ii)	not to do any act or engage in any practice that would breach an APP contained in schedule 1of the Privacy Act, which if done or engaged in by an agency, would be a breach of that APP;

(iii)	to carry out and discharge the obligations contained in the APPs as if it were an agency under the Privacy Act;

(iv)	to notify individuals whose personal information the Recipient holds, that complaints about acts or practices of the Recipient may be investigated by the Privacy Commissioner who has power to award compensation against the Recipient in appropriate circumstances;

(v)	not to use or disclose personal information or engage in an act or practice that would breach APP 7 (direct marketing) or a registered APP Code which is applicable to the Recipient, unless the use or disclosure is necessary, directly or indirectly, to discharge an obligation of this Agreement;

(vi)	to follow any reasonable directions given by the Commonwealth to ensure compliance with the Privacy Act;

(vii)	to not transfer or transmit personal information outside of Australia except with the prior written approval of the Commonwealth, which will not be unreasonably withheld. In giving its approval the Commonwealth may impose such conditions as it thinks fit. The Recipient must comply with any term or condition imposed by the Commonwealth under this clause 22.3(b)(vii);

(viii)	to disclose in writing to any person who asks, the content of the provisions of this Agreement (if any) that are inconsistent with an APP or a registered APP code which is binding on a party to this Agreement;

(ix)	to immediately notify the Commonwealth if the Recipient becomes aware of a breach or possible breach of any of the obligations contained in, or referred to in, this clause 22, whether by the Recipient or any subcontractor (including any complaints made about acts or practices of the Recipient in connection with personal information);

(x)	to notify the Commonwealth of any subpoena, warrant, order, demand or request made by a foreign court or other authority for the disclosure of personal information to which the Privacy Act applies and to not disclose such information without the prior written approval of the Commonwealth, which will not be unreasonably withheld. In giving its approval the Commonwealth may impose such conditions as it thinks fit. The Recipient must comply with any term or condition imposed by the Commonwealth under this clause 22.3(b)(x);

Confidential material omitted and filed separately with the Commission.

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(xi)	to comply with any directions, guidelines, determinations or recommendations of the Privacy Commissioner, notified to the Recipient by the Commonwealth to the extent that they are not inconsistent with the requirements of this clause 22; and

(xii)	to ensure that any employee of the Recipient who is required to deal with personal information for the purposes of this Agreement is made aware of the obligations of the Recipient set out in this clause 22.

22.4	Subcontracts

The Recipient must ensure that any subcontract entered into for the purpose of fulfilling its obligations under this Agreement contains provisions to ensure that the subcontractor has the same awareness and obligations as the Recipient has under this clause 22, including the requirement in relation to subcontracts.

22.5	Indemnity

The Recipient agrees to indemnify the Commonwealth in respect of any loss or liability suffered or incurred by the Commonwealth which arises directly or indirectly from a breach of any of the obligations of the Agreement under this clause 22, or a subcontractor under the subcontract provisions referred to in clause 22, or a subcontractor under the subcontract provisions referred to in clause 13.1.

23.	Conflict of interest

23.1	Warranty

The Recipient warrants that, to the best of its knowledge after making diligent inquiry, at the date of signing this Agreement, no conflict of interest exists or is likely to arise in the performance of its obligations under this Agreement or the Participant’s Agreement.

23.2	Notification of a conflict of interest

If a conflict of interest arises, or appears likely to arise, the Recipient must:

(a)	notify the Commonwealth immediately in writing;

(b)	make full disclosure of all relevant information relating to the conflict; and

(c)	take such steps as the Commonwealth requires to resolve or otherwise deal with the conflict.

24.	Books and records

24.1	Recipient to keep books and records

The Recipient must:

(a)	keep and require its subcontractors and the Project Partners to keep adequate books and records, in accordance with Accounting Standards, in sufficient detail to enable:

(i)	all receipts and payments related to the Project to be identified and reported in accordance with this Agreement; and

(ii)	the amounts payable by the Commonwealth under this Agreement to be determined; and

(b)	retain and require its subcontractors and the Project Partners to retain for a period of seven years after the expiry or termination of this Agreement, all books and records relating to the Project.

Confidential material omitted and filed separately with the Commission.

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24.2	Costs

The Recipient must bear its own costs of complying with this clause 24.

24.3	Survival

This clause 24 applies for the Agreement Period and for a period of seven years from the expiry or termination of this Agreement.

25.	Audit and access

25.1	Right to conduct audits

For the duration of this Agreement and for a period of 7 years following the expiry or termination of this Agreement, the Commonwealth or a representative may conduct audits relevant to the performance of the Recipient’s obligations under this Agreement. Audits may be conducted of:

(a)	the Assets;

(b)	the Recipient’s operational practices and procedures as they relate to this Agreement;

(c)	the accuracy of the Recipient’s Reports;

(d)	the Recipient’s compliance with its confidentiality and privacy obligations under this Agreement;

(e)	Material (including books and records) in the possession of the Recipient relevant to the Project or this Agreement; and

(f)	any other matters determined by the Commonwealth to be relevant to the Project or this Agreement.

25.2	Access by the Commonwealth

(a)	The Commonwealth may, at reasonable times and on giving reasonable notice to the Recipient,to the extent relevant to the performance of this Agreement:

(i)	access the premises of the Recipient;

(ii)	require the provision by the Recipient, its employees, agents or subcontractors or by the Project Partners, of records and information in a data format and storage medium accessible by the Commonwealth by use of the Commonwealth’s existing computer hardware and software;

(iii)	inspect and copy documentation, books and records, however stored, in the custody or under the control of the Recipient, its employees, agents or subcontractors or by the Project Partners; and

(iv)	require assistance in respect of any inquiry into or concerning the Project or this Agreement. For these purposes an inquiry includes any administrative or statutory review, audit or inquiry (whether within or external to the Department), any request for information directed to the Commonwealth, and any inquiry conducted by Parliament or any Parliamentary Committee.

(b)	The Recipient must provide access to its computer hardware and software to the extent necessary for the Commonwealth to exercise its rights under this clause 25, and provide the Commonwealth with any reasonable assistance requested by the Commonwealth to use that hardware and software.

Confidential material omitted and filed separately with the Commission.

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25.3	Conduct of audit and access

The Commonwealth must use reasonable endeavours to ensure that:

(a)	audits performed pursuant to clause 25.1; and

(b)	the exercise of the general rights granted by clause 25.2 by the Commonwealth,

do not unreasonably delay or disrupt in any material respect the Recipient’s performance of its obligations under this Agreement or its business.

25.4	Costs

Unless otherwise agreed in writing, each party must bear its own costs of any audits.

25.5	Auditor-General and Australian Information Commissioner

The rights of the Commonwealth under clause 25.2(a)(i) to 25.2(a)(iii) apply equally to the Auditor-General or a delegate of the Auditor-General, or the Australian Information Commissioner or a delegate of the Australian Information Commissioner, for the purpose of performing the Auditor-General’s or the Australian Information Commissioner’s statutory functions or powers.

25.6	Recipient to comply with Auditor-General’s requirements

The Recipient must do all things necessary to comply with the Auditor-General’s or his or her delegate’s or the Australian Information Commissioner’s or his or her delegate’s requirements, notified under clause 25.2, provided such requirements are legally enforceable and within the power of the Auditor-General, the Australian Information Commissioner, or his or her respective delegate.

25.7	No reduction in responsibility

The requirement for, and participation in, audits does not in any way reduce the Recipient’s responsibility to perform its obligations in accordance with this Agreement.

25.8	Subcontractor requirements

The Recipient must ensure that any subcontract entered into for the purpose of this Agreement contains an equivalent clause granting the rights specified in this clause 25.

25.9	No restriction

Nothing in this Agreement reduces, limits or restricts in any way any function, power, right or entitlement of the Auditor-General or a delegate of the Auditor-General or the Privacy Commissioner or a delegate of the Office of the Australian Information Commissioner. The rights of the Commonwealth under this Agreement are in addition to any other power, right or entitlement of the Auditor-General or a delegate of the Auditor-General or the Australian Information Commissioner or a delegate of the Australian Information Commissioner.

Note: The effect of clause 28 of this Agreement is that this clause 25 applies for the Agreement Period and for a period of seven years from the expiry or termination of this Agreement.

26.	Dispute resolution

26.1	No arbitration or court proceedings

If a dispute arises in relation to the conduct of this Agreement (Dispute), a party must comply with this clause 26 before starting arbitration or court proceedings except proceedings for urgent interlocutory relief. After a party has sought or obtained any urgent interlocutory relief, that party must follow this clause 26.

26.2	Notification

A party claiming a Dispute has arisen must give the other parties to the Dispute notice setting out details of the Dispute.

Confidential material omitted and filed separately with the Commission.

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26.3	Parties to resolve Dispute

During the 14 days after a notice is given under clause 26.2 (or longer period if the parties to the Dispute agree in writing), each party to the Dispute must use its reasonable efforts through a meeting of CEOs (or their nominees) to resolve the Dispute. If the parties cannot resolve the Dispute within that period, they must refer the Dispute to a mediator if one of them requests.

26.4	Appointment of mediator

If the parties to the Dispute cannot agree on a mediator within seven days after a request under clause 26.3, the chairperson of the Resolution Institute or the chairperson’s nominee will appoint a mediator.

26.5	Role of mediator and obligations of parties

The role of a mediator is to assist in negotiating a resolution of the Dispute. A mediator may not make a binding decision on a party to the Dispute except if the party agrees in writing. Unless agreed by the mediator and parties, the mediation must be held within 21 days of the request for mediation in clause 26.3. The parties must attend the mediation and act in good faith to genuinely attempt to resolve the Dispute.

26.6	Confidentiality

Any information or documents disclosed by a party under this clause 26:

(a)	must be kept confidential; and

(b)	may only be used to attempt to resolve the Dispute.

26.7	Costs

Each party to a Dispute must pay its own costs of complying with this clause 26. The parties to the Dispute must equally pay the costs of any mediator.

26.8	Termination of process

A party to a Dispute may terminate the dispute resolution process by giving notice to each other party after it has complied with clauses 26.1 to 26.5. Clauses 26.6 and 26.7 survive termination of the dispute resolution process.

26.9	Breach of this clause

If a party to a Dispute breaches clauses 26.1 to 26.8, the other party does not have to comply with those clauses in relation to the Dispute.

27.	Reduction, suspension and termination

27.1	Reduction

Without limiting any other right or remedy of the Commonwealth, the Commonwealth may reduce the amount of any instalment of the Funds:

(a)	if by the date for payment of an instalment the Recipient has not spent Funds previously paid to the Recipient, by the amount that has not been spent;

(b)	if, in the Commonwealth’s opinion, Funds have been spent other than in accordance with this Agreement, by the amount that, in the Commonwealth’s opinion, was spent other than in accordance with this Agreement;

(c)	if any Participant Contributions due to be provided before the date for payment of the instalment have not been provided, by an amount that represents the same proportion of the total Funds as those Participant Contributions bear to the total Participant Contributions; or

(d)	as otherwise provided in this Agreement.

Confidential material omitted and filed separately with the Commission.

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27.2	Suspension

(a)	Without limiting any other right or remedy of the Commonwealth, the Commonwealth may, in its sole discretion, suspend payment of the Funds (or any part of the Funds) if:

(i)	any Participant Contributions due to be provided before the date for payment have not been provided, until those Participant Contributions have been provided;

(ii)	the Recipient has not provided a Report due to be provided before the date for payment, until the Report is provided;

(iii)	a Report provided by the Recipient is not accurate or complete, until an accurate and complete replacement Report is provided;

(iv)	the Recipient has not achieved a Milestone that was due to be achieved before the date for payment, until the Milestone is achieved;

(v)	the Recipient has not spent Funds previously paid to the Recipient, until the Recipient has done so;

(vi)	the Commonwealth determines that the Recipient holds an excessive balance of Funds as a proportion of its total funds;

(vii)	the Recipient has not otherwise undertaken the Project to the satisfaction of the Commonwealth, until the Recipient remedies its performance;

(viii)	the Commonwealth determines, acting reasonably and in good faith, that the Recipient is not performing to the satisfaction of the Commonwealth;

(ix)	a certified copy of the Participants Agreement is not provided to the Commonwealth, within the timeframe stipulated at Schedule 2; or

(x)	as otherwise provided in this Agreement.

(b)	Despite any suspension, the Recipient must continue to perform its obligations under this Agreement.

27.3	Termination and reduction for convenience

(a)	The Commonwealth may, at any time, by Notice, terminate this Agreement or reduce the scope of the Project.

(b)	On receipt of a Notice of termination or reduction the Recipient must:

(i)	take all available steps to minimise loss resulting from that termination or reduction and to protect Commonwealth Material and Agreement Material; and

(ii)	continue to undertake any part of the Project not affected by the Notice.

(c)	If this Agreement is terminated under this clause 27.3, the Commonwealth is liable only for:

(i)	subject to clause 27.6(a)(i), payments under clause 7 in accordance with this Agreement before the effective date of termination; and

(ii)	subject to clause 27.3(e) and (f) reasonable costs actually incurred by the Recipient and directly attributable to the termination.

(d)	If the scope of the Project is reduced, the Commonwealth’s liability to pay the Funds or to provide Commonwealth Material abates in accordance with the reduction in the Project.

Confidential material omitted and filed separately with the Commission.

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(e)	The Commonwealth is not liable to pay compensation under clause 27.3(c)(ii) for an amount which would, in addition to any amounts paid or due, or becoming due, to the Recipient under this Agreement, exceed the total Funds payable under this Agreement.

(f)	The Recipient is not entitled to compensation for loss of prospective profits.

27.4	Termination for default

(a)	Without limiting any other rights or remedies the Commonwealth may have against the Recipient arising out of or in connection with this Agreement, the Commonwealth may terminate this Agreement effective immediately by giving Notice to the Recipient if:

(i)	the Recipient breaches a material provision of this Agreement where that breach is not capable of remedy;

(ii)	the Recipient breaches any provision of this Agreement and fails to remedy the breach within 14 days after receiving Notice requiring it to do so;

(iii)	the Recipient fails to notify the Commonwealth of a conflict of interest, or in the opinion of the Commonwealth, a conflict of interest exists which would prevent the Recipient from performing its obligations under this Agreement;

(iv)	the Recipient is unable to obtain Participant Contributions, or obtain them in time to enable completion of the Project by the End Date;

(v)	the Commonwealth is satisfied that any statement made in the Recipient’s application for funding (if any) is incorrect, incomplete, false or misleading in a way which would have affected the original decision to approve the provision of the Funds; or

(vi)	an event specified in clause 27.4(c) happens.

(b)	Without limitation, for the purposes of clause 27.4(a)(i), each of the following constitutes a breach of a material provision:

(i)	breach of warranty under clause 4.3 (Warranties);

(ii)	a failure to comply with clause 5.4 (Breach of the Participants Agreement);

(iii)	breach of clause 9.1, 9.2 or 9.3 (Use of Funds);

(iv)	a failure to comply with clause 13 (Subcontractors and Personnel);

(v)	breach of or failure to comply with clause 11 (Monitoring progress)

(vi)	breach of or failure to comply with clause 12 (Performance);

(vii)	a failure to comply with clause 15 (Intellectual Property);

(viii)	a failure to comply with clause 18 (Insurance);

(ix)	a failure to comply with clause 20 (Confidentiality);

(x)	a failure to comply with clause 22 (Protection of personal information); and

(xi)	a failure to notify the Commonwealth of a conflict of interest, or where the Recipient is unable or unwilling to resolve or deal with the conflict as required under clause 23 (Conflict of interest).

(c)	The Recipient must notify the Commonwealth immediately if:

(i)	there is any Change in Control of the Recipient;

Confidential material omitted and filed separately with the Commission.

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(ii)	the Recipient disposes of the whole or any part of its assets, operations or business other than in the ordinary course of business;

(iii)	the Recipient ceases to carry on business;

(iv)	the Recipient ceases to be able to pay its debts as they become due;

(v)	proceedings are initiated with a view to obtaining an order for the winding up of the Recipient, or any person convenes a meeting for the purpose of considering or passing any resolution for the winding up of the Recipient;

(vi)	the Recipient applies to come under, the Recipient receives a Notice requiring it to show cause why it should not come under, an order has been made for the purpose of placing the Recipient under, or the Recipient otherwise comes under one of the forms of external administration referred to in Chapter 5 of the Corporations Act or Chapter 11 of the Corporations (Aboriginal and Torres Strait Islander) Act 2006 (Cth) or equivalent provisions in State or Territory legislation in relation to incorporated associations;

(vii)	the Recipient being a natural person is declared bankrupt or assigns his or her estate for the benefit of creditors;

(viii)	where the Recipient is a partnership, any step is taken to dissolve that partnership; or

(ix)	anything analogous to an event referred to in clause 27.4(c)(v) – (viii) occurs in relation to the Recipient.

27.5	After termination

On termination of this Agreement the Recipient must deal with Commonwealth Material and the Commonwealth’s Confidential Information in accordance with this Agreement and otherwise as reasonably directed by the Commonwealth.

27.6	Commonwealth rights

(a)	Without limiting any of the Commonwealth’s other rights or remedies, on termination of this Agreement, the Commonwealth:

(i)	is not obliged to pay to the Recipient any outstanding amount of the Funds, except to the extent that those monies have been legally committed for expenditure by the Recipient in accordance with this Agreement and payable by the Recipient as a current liability (written evidence of which will be required) by the date the Recipient receives the Notice of termination; and

(ii)	is entitled to recover from the Recipient:

(A)	any Funds which have not been spent, or legally committed for expenditure by the Recipient in accordance with this Agreement and payable by the Recipient as a current liability (written evidence of which will be required), by the date the Recipient receives the Notice of termination; and

(B)	the amount of any Funds which, in the Commonwealth’s opinion, have been spent other than in accordance with this Agreement.

(b)	The Commonwealth may give the Recipient a Notice requiring the Recipient to repay to the Commonwealth (or deal with as specified by the Commonwealth) an amount which the Commonwealth is entitled to recover under clause 27.6(a)(ii).

Confidential material omitted and filed separately with the Commission.

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(c)	If the Commonwealth gives a Notice under clause 27.6(b), the Recipient must repay the amount specified in the Notice in full (or deal with it as specified by the Commonwealth) within 30 days of the date of the Notice.

27.7	Termination does not affect accrued rights

Termination of this Agreement does not affect any accrued rights or remedies of a party.

28.	Survival

The following clauses survive the expiry or termination of this Agreement:

(a)	Clause 4.2 (Acknowledgment of support);

(b)	Clause 8 (GST and R&D Tax Incentive);

(c)	Clause 10 (Repayment);

(d)	Clause 11.2 (Reporting);

(e)	Clause 12.2 (Evaluation);

(f)	Clause 15 (Intellectual Property Rights);

(g)	Clause 16 (Moral Rights);

(h)	Clause 17 (Indemnity);

(i)	Clause 18 (Insurance);

(j)	Clause 20 (Confidentiality);

(k)	Clause 22 (Protection of personal information);

(l)	Clause 24 (Books and records);

(m)	Clause 25 (Audit and access) for a period of seven years from the expiry or termination of this Agreement;

(n)	Clause 27.6 (Commonwealth rights); and

(o)	Clause 30.2 (Amounts due to Commonwealth),

together with any provision of this Agreement which expressly or by implication from its nature is intended to survive the expiry or termination of this Agreement.

29.	Notices and other communications

29.1	Service of Notices

A Notice must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)	hand delivered or sent by prepaid post or by electronic means (facsimile or email) to the Recipient’s address for Notices specified in item 20 of Schedule 1, as varied by any Notice given by the Recipient to the sender.

29.2	Effective on receipt

A Notice given in accordance with clause 29.1 takes effect when it is taken to be received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

Confidential material omitted and filed separately with the Commission.

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(b)	if sent by prepaid post, on the second Business Day after the date of posting (or on the seventh Business Day after the date of posting if posted to or from a place outside Australia); or

(c)	if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire Notice unless, within eight Business Hours after the transmission, the recipient informs the sender that it has not received the entire Notice;

(d)	if sent by email, as provided under sections 14 and 14A of the Electronic Transactions Act 1999 (Cth),

but if the delivery, receipt or transmission is not on a Business Day or is after 5.00 pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

30.	Miscellaneous

30.1	No security

The Recipient must not use any of the following as any form of security for the purpose of obtaining or complying with any form of loan, credit, payment or other interest, or for the preparation of, or in the course of any litigation:

(a)	the Funds;

(b)	this Agreement or any of the Commonwealth’s obligations under this Agreement; or

(c)	any Assets or Agreement Material.

30.2	Amounts due to Commonwealth

(a)	Without limiting any other of the Commonwealth’s rights or remedies, any amount owed or payable to the Commonwealth (including by way of refund), or which the Commonwealth is entitled to recover from the Recipient, under this Agreement will be recoverable by the Commonwealth as a debt due and payable to the Commonwealth by the Recipient.

(b)	The Commonwealth may set-off any money due for payment by the Commonwealth to the Recipient under this Agreement against any money due for payment by the Recipient to the Commonwealth under this Agreement.

30.3	Ownership of Agreement

All copyright and other Intellectual Property Rights contained in this Agreement remain the property of the Commonwealth.

30.4	Variation

No agreement or understanding varying or extending this Agreement is legally binding upon either party unless the agreement or understanding is in writing and signed by both parties.

30.5	Approvals and consents

Except where this Agreement expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this Agreement.

30.6	Assignment and novation

A party may only assign its rights or novate its rights and obligations under this Agreement with the prior written consent of the other party.

30.7	Costs

Each party must pay its own costs of negotiating, preparing and executing this Agreement.

Confidential material omitted and filed separately with the Commission.

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30.8	Counterparts

This Agreement may be executed in counterparts. All executed counterparts constitute one document.

30.9	No merger

The rights and obligations of the parties under this Agreement do not merge on completion of any transaction contemplated by this Agreement.

30.10	Entire agreement

This Agreement constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

30.11	Further action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this Agreement and any transaction contemplated by it.

30.12	Severability

A term or part of a term of this Agreement that is illegal or unenforceable may be severed from this Agreement and the remaining terms or parts of the terms of this Agreement continue in force.

30.13	Waiver

Waiver of any provision of or right under this Agreement:

(a)	must be in writing signed by the party entitled to the benefit of that provision or right; and

(b)	is effective only to the extent set out in any written waiver.

30.14	Relationship

(a)	The parties must not represent themselves, and must ensure that their officers, employees, agents and subcontractors do not represent themselves, as being an officer, employee, partner or agent of the other party, or as otherwise able to bind or represent the other party.

(b)	This Agreement does not create a relationship of employment, agency or partnership between the parties.

30.15	Governing law and jurisdiction

This Agreement is governed by the law of the Australian Capital Territory and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Australian Capital Territory.

30.16	False or misleading information

(a)	The Recipient acknowledges that giving false or misleading information to the Commonwealth is a serious offence under section 137.1 of the Criminal Code Act 1995 (Criminal Code).

(b)	The Recipient must ensure that all Project Partners and any subcontractor engaged in connection with the Agreement acknowledges the information contained in this clause.

Note: Under section 137 of the Criminal Code giving false or misleading information to a Commonwealth entity is an offence, but only if the Commonwealth entity took reasonable steps to inform the person of the offence.

Confidential material omitted and filed separately with the Commission.

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30.17	Safe and ethical research

When research in Australia is conducted on or involving humans or animals, the Recipient, in relation to any such research conducted by it or any of the Project Partners, must

(a)	ensure that the research complies with, and that it observes, all relevant ethics codes and guidelines adopted by the National Health and Medical Research Council, the Office of the Gene Technology Regulator and all other relevant regulatory agencies operating in Australia and any place in which the research is being conducted being codes and guidelines in force from time to time during the Agreement Period, including requirements to obtain prior approval in writing (including from any relevant ethics committee) that the research to be undertaken is so compliant.

(b)	engage one or several higher education institution(s), or Federal or State research organisation(s), or medical institution(s) with a relevant ethics committee constituted in accordance with the codes and guidelines referred to in clause 30.17(a) to oversee all ethical clearances which may be required under those codes and guidelines.

(c)	When conducting research in Australia which involves the use of ionising radiation, the Recipient must ensure that persons performing procedures involving ionising radiation are appropriately trained and hold a relevant current licence from the appropriate State authority.

(d)	Whenever reasonably required by the Commonwealth, the Recipient must promptly provide to the Commonwealth written evidence of compliance with the requirements of this clause.

30.18	Responsible conduct of research

(a)	The Recipient must ensure that research conducted by it and each Project Partner conforms to the principles outlined in the following and their successor documents:

(i)	the NHMRC/ARC/UA Australian Code for the Responsible Conduct of Research (2007); and

(ii)	if applicable, the NHMRC/ARC/AVCC National Statement on Ethical Conduct in Human Research (2007).

(b)	The Recipient must ensure that it and each Project Partner:

(i)	promote the responsible conduct of research;

(ii)	maintain high standards of responsible research;

(iii)	report research responsibly;

(iv)	respect all research participants;

(v)	respect animals used in research;

(vi)	respect the environment; and

(vii)	report research misconduct.

(c)	The Recipient must have, and must ensure that each Project Partner has, procedures in place for dealing with instances of suspected or alleged research misconduct which are consistent with the principles referred to at clause 30.18(a).

Confidential material omitted and filed separately with the Commission.

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Schedule 1– Agreement Details

Item number	Description	Clause Reference	Details
1.	Commonwealth	1.1	Commonwealth of Australia as represented by the Department of Industry, Innovation and Science Industry House 10 Binara Street Canberra City ACT 2601 ABN 74 599 608 295

2.	Recipient	1.1	Novogen Ltd PO Box 2333, Hornsby Westfield, Hornsby, NSW 1635 ABN 37 063 259 754

3.	Commonwealth Representative	1.1 and 11.1	General Manager, Single Business Service Programme and CRC Programme

4.	Recipient Representative	1.1 and 11.1	Dr Stephen Palmer Program Director Novogen Ltd

5.	Project Partners	1.1

I C P – Firefly Pty Limited

SME industry participant

Address: PO Box 6198

Alexandria, NSW 2015

ABN: 66 071 626 358

University of New South Wales (UNSW)

School of Medical Sciences

Research participant

Address: Professor Peter Gunning, School of Medical Sciences,

Wallace Wurth Building West, Rm 254, UNSW Australia, NSW 2052

ABN: 57 195 873 179

6.	Programme	1.1	The Cooperative Research Centres Programme (CRC Programme)

7.	Commencement Date	1.1 and 3	1 March 2017, or the date of execution of this Agreement, whichever is the later.

8.	End Date	1.1 and 3	29 February 2020

9.	Guidelines	4.1	The Cooperative Research Centres Programme Guidelines, and any related documentation developed to assist the management and administration of the CRC Programme, issued by the Commonwealth and as amended from time to time.

Confidential material omitted and filed separately with the Commission.

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Item number	Description	Clause Reference	Details
10.	Policy and requirements	4.1	The National Principles of Intellectual Property Management for Publicly Funded Research

11.	Acknowledgment of support	4.2	Acknowledgement of support must be made in accordance with any relevant Guidelines issued by the Commonwealth from time to time, and as amended from time to time.

12.	Subcontractors	13.1

Prof. William Lehman, Boston University, Boston MA 02215 USA. (ABN not applicable)

Sanoosa Pty. Ltd. Level 30, 35 Collins St, Melbourne VIC 3000

Australia (ABN: 39 610 409 455)

K&L Gates, Level 25, 525 Collins St, Melbourne VIC 3000

Australia (ABN: 81 310 965 026)

Dr Andrew Burgess, The Garvan Institute, Sydney, NSW 2010, Australia.

(ABN: 62 330 391 937)

ACRF Drug Discovery Centre, Children’s Cancer Institute Australia, PO Box 81, Randwick NSW 2031, Australia. (ABN 41 072 279 559)

GVK Biosciences Private Ltd, Plot No. 28 A, IDA Nacharam, Hyderabad 500076, India. (ABN not applicable)

Jubilant Biosys Ltd, 2nd Stage, Yeshwanthpur, Bangalore-560022, Karnataka, India. (ABN not applicable)

Pluriomics B.V. Biopartner Building 3, Galileiweg 8, 2333 BD Leiden, The Netherlands. (ABN not applicable)

Ricerca Biosciences, PO Box 932488, Cleveland, OH 44193 USA (ABN not applicable)

13.	Specified Personnel	1.1 and 13	Novogen Dr S Palmer Program Director 0.8xFTE Dr J Hook UNSW Research Officer 1.0xFTE I C P - Firefly Dr I Meyer-Carrive 0.1xFTE UNSW Prof. P Gunning 0.1xFTE

14.	Commonwealth Material	1.1, 15.3 and 15.4

•       CRC Indicia:

The license granted to the Recipient and Project Partners by the Commonwealth under clause 15.3(b)(iii), in so far as it relates to CRC Indicia is subject to the following conditions, directions or restrictions:

Confidential material omitted and filed separately with the Commission.

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Item number	Description	Clause Reference	Details

a)      The Recipient must ensure that where it grants a sub-license to the Project Partners under clause 15.3(b)(iii), that:

(i)     the Project Partners acknowledge that the Commonwealth owns all rights in the CRC Indicia;

(ii)    the term of the sublicense ceases on or before the End Date;

(iii)  the Project Partners are bound by the same conditions imposed on the Recipient by the Commonwealth;

(iv)   the sublicense does not include a further right of sublicense;

(v)    the sublicense is automatically revoked upon termination or expiration of this Agreement.

b)      The Recipient must cease using the CRC Indicia by the End Date or from the date the Agreement is otherwise terminated, except where acknowledgement of support under clause 4.2(a) or 4.2(c) is required where these publications or public announcements are not released until after the End Date.

15.	Pre-existing Material	1.1

Recipient’s pre-existing material

1.      All pre-existing data generated by the Recipient’s sponsored research in pursuit of tropomyosin binding compounds that are relevant to the aims of the Project.

2.      All other techniques, know-how, software and materials (regardless of the form or medium in which they are disclosed or stored) that are provided by or on behalf of the Recipient for use in the Project.

16.	Intellectual Property – licences	1.1 and 15	Period of licence to Commonwealth granted in clause 15.3(b)(i) is: Perpetual

17.	Moral Rights – Specified Acts	1.1 and 16	Not Applicable

Confidential material omitted and filed separately with the Commission.

CRC-P Funding Agreement CRC-P53981 | Novogen Limited | March 2017	page 43

Item number	Description	Clause Reference	Details
18.	Insurance	18	Not Applicable

19.	Confidential Information	1.1 and 20

Recipient’s Confidential Information

1.      The Participants Agreement (period of time: in perpetuity)

2.      All of the Recipient’s Pre-existing Material

3.      All Agreement Material, other than the reports required to be provided to the Commonwealth as detailed in Schedule 3.

For the Agreement Material and Pre-existing Material, the period of confidentiality persists until; (1) notified by the Recipient that the contents therein have sufficient intellectual property protection to ensure that disclosure could offer no detriment to commercial gain, or (2) notified by the Recipient that the contents therein are no longer subject to confidentiality because of prior disclosures or discontinuance of work on the subject matter.

20.	Address for Notices	29

Commonwealth:

General Manager,

Single Business Service Programme and CRC

Programme

GPO Box 9839

Canberra ACT 2601

Industry House

10 Binara Street

Canberra City ACT 2601

Email: crc.program@industry.gov.au

Recipient:

Dr Stephen Palmer

Program Director

Novogen Ltd

PO BOX 2333

Hornsby Westfeild

Hornsby NSW 1635

Suite 502

20 George Street

Hornsby NSW 2077

Email: stephen.palmer@novogen.com

Confidential material omitted and filed separately with the Commission.

CRC-P Funding Agreement CRC-P53981 | Novogen Limited | March 2017	page 44

Schedule 2 – Project

1.	Project overview, Outcomes and impacts (clauses 1.1 and 4.1)

Cancer therapies have a global market value of $50bn/year, growing 6%/annum with constant demand for new treatments. This project aims to provide improved chemotherapy for advanced metastatic disease through an Australian innovation to selectively destroy cancer cells using anti-tropomyosin (ATM) drugs. Prototype ATMs have demonstrated proof of concept in model systems but CRC-P investment is needed to perfect this technology and create a clinical product with high commercial value. The key activities include protein structure research and computer-aided modelling of the target protein, manufacture and screening of compounds designed to fit and to disrupt the function of the target protein, refinement of pharmaceutic properties and drug delivery methods, advancement to screening and testing in animal models of cancer to demonstrate evidence of efficacy and completion of all of the standard toxicology tests required for submission of an Investigational New Drug (IND) application to the FDA. The project outcomes will be a novel anti-cancer drug with a scalable manufacturing strategy, an established delivery route, an understanding of which cancer types are most susceptible to this drug (influencing clinical strategy) and a comprehensive portfolio of preclinical evidence supporting treatment of advanced metastatic disease. At project end, the drug will have all of the regulatory compliance data required for entry into clinical trials, with the aim of establishing clinical efficacy within a further 3 years (end of phase II) allowing subsequent licensing deals with multinational pharmaceutical companies to advance the product through phase III and on to market approval.

2.	Project activities (clause 1.1)

Tropomyosin proteins are divided into a diverse array of isoforms. For reasons that are not fully understood, but may relate to high turnover properties, cancer cells selectively develop a strong bias towards expression of the low molecular weight tropomyosin isoform Tpm3.1, on which they become dependent for survival. This provides a selective target for a novel form of anti-cancer treatment. All tropomyosins first form dimers and then assemble on the actin core through head-to-tail interactions. This interaction domain is a site of vulnerability that we will target by drug interference. Professor William Lehman (Boston University) is a world expert in the ultrastructure of the actin-tropomyosin polymer and will use combinations of protein structure research (e.g. X-ray crystallography) and computer-aided molecular analysis to develop a sophisticated model of the target site. Our Novogen chemistry experts will design libraries of organic molecules predicted to fit the target site and disrupt its normal function. These libraries will enter a screening cascade that begins with basic cell culture screens to determine the relative potential efficacy of each compound. At UNSW, high throughput screening and high-content microscopy systems will be used to test; (1) compound potency against multiple independent adult cancer cell lines, (2) on-target impact on microfilament depolymerisation using detection of actin filaments and computer-aided analysis, (3) potency of synergistic effects with a variety of pre-existing anti-cancer drugs to determine the potential utility of combination therapy and the potential to overcome resistance mechanisms. Flexible investigative studies will also be conducted to determine the binding dynamics and specificity of the compounds using functional biochemistry in cell-free systems. A selection of the top performing compounds will be submitted for in vitro predictive absorption, distribution, metabolism, excretion and toxicology (ADMET) analysis. All of these data will be collated for quantitative structure activity relationship (QSAR) analysis for further rounds of modelling, drug design, synthesis and screening. These cycles will continue until the structure is maximally refined to meet the expectations of the target product profile. Overlapping studies will advance selected lead candidates to preclinical formulation studies, efficacy testing in simple in vivo cancer models, drug delivery route analysis and maximum tolerated dosage analysis (at ICP Firefly). More sophisticated analyses of effects on tumour growth and metastasis will follow, using specialised cell lines that allow whole body imaging of cancer progression and animal cancer models that are based on patient-derived explants and orthotopic tumour development. During the final stage, a lead drug product will be selected from the top performing compounds and manufactured to GLP standards to undergo the battery of in vivo toxicity compliance testing necessary to support an IND application to the FDA.

Confidential material omitted and filed separately with the Commission.

CRC-P Funding Agreement CRC-P53981 | Novogen Limited | March 2017	page 45

3.	Compliance Milestones (clauses 1.1, 4.1, 11 and 12)

No.	Milestone	Due Date
1.	Submission of completed Participants Agreement	Within 60 days of Commencement Date

2.	Submission of Quarterly Report	Each Quarter in accordance with Guidelines

3.	Submission of End of Project Report	After the End Date in accordance with Guidelines

4.	Performance Milestones (clause 1.1 and 4.1)

No.	Performance Milestone
1

Title:              Anti-tropomyosin compound libraries designed and synthesised

Start date:     1 March 2017

End date:       31 August 2018

Description:

By end date: a broad library of molecules that bind to tropomyosin 3.1 with specificity and the ability to disrupt its function in cells will be completed. The process is cyclical - feedback from the parallel in vitro screens (Milestone 2) will improve modelling and design, allowing refinement of the activity and pharmaceutical properties.

Methods: Protein structural research and computer-aided modelling (Boston University) will dictate design of the new chemical entities (Novogen chemists), which will be manufactured by contract chemists with a strong existing Novogen relationship (GVK Hyderabad).

2

Title:             Compound library in vitro screens completed

Start date:    1 March 2017

End date:      28 February 2019

Description:

By end date: a set of lead candidate compounds (5-10) from within the chemical library generated (Milestone 1) will have been selected, that have the most favourable (1) specificity (2) potency (3) synergy (4) pharmaceutic properties, with respect to the target product profile. This will permit advancement to the in vivo screens (Milestone 3).

Methods: High-content screens using cultured cancer cell lines (UNSW) will be used to assess impact of drugs on actin microfilaments, cell killing potency and synergy with pre-existing anti-cancer drugs. Cell-free systems will be used to assess protein binding dynamics and specificity (UNSW). A subset of the better-performing compounds will be screened for drug-like properties such as solubility, absorption, metabolism and cell toxicity (GVK Hyderabad).

Confidential material omitted and filed separately with the Commission.

CRC-P Funding Agreement CRC-P53981 | Novogen Limited | March 2017	page 46

3

Title:              In vivo screens of lead candidates completed and single lead compound selected

Start date:     1 March 2018

End date:       28 February 2019

Description:

By end date: a single lead compound from the (5-10) lead candidate molecules will have been selected based on detailed evidence of compound efficacy in rodent models of cancer and the study of compound side-effects and pharmacokinetics in animals.

Methods: Mice with engrafted cancer cell lines or patient-derived tumours will be treated with lead candidates either alone or in combination with synergising compounds identified in the in vitro screens (I C P - Firefly). Delivery routes, behaviour (pharmacokinetics) of the drugs and potential toxicities will be carefully monitored in rodents (I C P - Firefly). Some detailed analyses will investigate the biology of compound impact using more sophisticated analytical techniques (UNSW). A variety of in vitro and vivo techniques will explore the mechanisms of action for synergism, the types of cancer that are most susceptible to the novel therapy and the response of cell lines that are resistant to other forms of treatment, in order to develop a detailed strategy for entry into clinical trials and beyond (UNSW & Others).

4

Title:              IND-enabling studies completed in readiness for clinical trials

Start date:     1 March 2019

End date:       29 February 2020

Description:

By end date: all of the regulatory compliance studies required by the FDA for investigational new drug (IND) application will have been completed in order to begin progression to clinical trials.

Methods: The lead compound will be manufactured to GLP standard for use in a battery of QA in vitro and in vivo tests, plus information on drug formulation, delivery route (preferably oral) and pharmacokinetic performance. Most tests performed by I C P - Firefly but some specialist tests (e.g. cardiotoxicity and genotoxicity) performed at overseas centres.

5

Title:              CRC-P students enrolled and CRC-P staff employed and trained

Start date:     1 March 2017

End date:       29 February 2020

Description:

By end date: 1 PhD student will have been recruited, enrolled and will have completed greater than 50% of their benchwork for award of their degree. At least 2 honours students will either have completed their degrees or will have been recruited to the program for thesis submission in late 2020. At least 2 members of staff, funded by the CRC-P, will have been recruited to the program and trained to perform their required function within the project.

Methods: Search for recruitment of a competent PhD student will begin on the start date. Supervison will be by members of the in-kind CRC-P team at UNSW and Novogen, and internal UNSW PhD review procedures will ensure adequate progress of the student. Medical research PhDs are typically 3.5-4yrs in duration. Regardless of the PhD enrolment date, Novogen will continue to support the PhD student beyond the life of the grant until thesis submission. Two honours students will be recruited sequentially to avoid overcommitment to teaching. The honours period of study is usually March-October of each year, which precludes the possibility of recruitment in 2017. Ideally, the first honours student will be in 2018 and the second in 2019. Novogen will support any enrolments that overrun the life of the grant until thesis submission. At least 2 members of staff will be recruited to the project as soon as practicable after execution of this contract, sited primarily at UNSW and at Novogen, and will be trained by skilled members of the existing workforce to perform their required duties.

Confidential material omitted and filed separately with the Commission.

CRC-P Funding Agreement CRC-P53981 | Novogen Limited | March 2017	page 47

6	Title: Completion of the Project Due date: 29 February 2020

Confidential material omitted and filed separately with the Commission.

CRC-P Funding Agreement CRC-P53981 | Novogen Limited | March 2017	page 48

Schedule 3 – Reporting

1.	Quarterly reports

Throughout the Agreement Period, the Recipient must provide to the Commonwealth, in accordance with any relevant Guidelines, a quarterly report after the end of each Quarter incorporating:

(a)	an overview of any Project Milestones and Outcomes achieved in that Quarter, and/or an evaluation of progress in achieving upcoming, scheduled Milestones;

(b)	a list of any changes to Recipient and/or Project Partner structure/ownership/involvement, Agreement Material, key personnel, etc., that could affect compliance with this Agreement;

(c)	a cash (not accrual) report in respect of that Quarter indicating the sources of all cash contributions from Participants for the Project;

(d)	a report in respect of that Quarter on the in-kind contributions (FTE and non-staff in-kind) contributed to the Project;

(e)	a cash (not accrual) report in respect of that Quarter on the expenditure of cash for the Project against each head of expenditure; and

(f)	a declaration by the Recipient certifying the accuracy of the particulars provided under paragraphs (a) to (e), including a statement that the Funds have been expended only for the Project and otherwise in accordance with this Agreement.

2.	End of Project Reporting

Following the end of the Agreement Period, the Recipient must provide the Commonwealth with an independent audit certificate covering all Project related income and expenditure in accordance with the Guidelines.

3.	Post-Project Reporting

The Commonwealth may request that the Recipient prepare and provide to the Commonwealth a report after the end of the Agreement Period in accordance with the Guidelines.

4.	Ad hoc reports

The Recipient must provide ad-hoc reports as required by the Commonwealth from time to time, at the time and in the manner reasonably required by the Commonwealth in relation to any significant developments concerning the Project or any significant delays or difficulties encountered in undertaking the Project.

Confidential material omitted and filed separately with the Commission.

CRC-P Funding Agreement CRC-P53981 | Novogen Limited | March 2017	page 49

Schedule 4 – Funds, contributions and budget

1.	Funds (clause 1.1)

The total amount of the Funds is $3,000,000 (excluding GST).

2.	Payment (clauses 1.1, 7 and 8.4)

Payment of Funds for the Project will be made quarterly by the Commonwealth subject to satisfactory Project progress and other requirements under this Agreement (Clauses 7, 8, 9, 11 and 27).

The initial payment will be a proportion of the first quarterly payment paid on commencement of this Agreement, subject to the Commonwealth being satisfied that significant progress has been made in finalising the Participants Agreement. The balance of the first quarterly amount will be payable in arrears subject to the Participants Agreement having commenced and the provision of a satisfactory quarterly report to the Commonwealth.

Subsequent quarterly payments will be made in arrears subject to the provision of a satisfactory quarterly report to the Commonwealth and compliance with reporting requirements under this Agreement. Before the final payment is made, an independent audit certificate from the CRC Project will be required in accordance with any Guidelines issued by the Commonwealth.

The schedule of quarterly payments is set out in the table below.

Year	Quarter	Instalment (excl. GST)	GST component	Total (incl. GST)
2016-17	Jan-Mar (Q3) (initial)	XXXXX	XXXXX	XXXXX
	Jan-Mar (Q3) (balance)	XXXXX	XXXXX	XXXXX
	Apr-Jun (Q4)	XXXXX	XXXXX	XXXXX

	Total for 2016-17	XXXXX	XXXXX	XXXXX

2017-18	Jul-Sep (Q1)	XXXXX	XXXXX	XXXXX
	Oct-Dec (Q2)	XXXXX	XXXXX	XXXXX
	Jan-Mar (Q3)	XXXXX	XXXXX	XXXXX
	Apr-Jun (Q4)	XXXXX	XXXXX	XXXXX

	Total for 2017-18	XXXXX	XXXXX	XXXXX

2018-19	Jul-Sep (Q1)	XXXXX	XXXXX	XXXXX
	Oct-Dec (Q2)	XXXXX	XXXXX	XXXXX
	Jan-Mar (Q3)	XXXXX	XXXXX	XXXXX
	Apr-Jun (Q4)	XXXXX	XXXXX	XXXXX

	Total for 2018-19	XXXXX	XXXXX	XXXXX

2019-20	Jul-Sep (Q1)	XXXXX	XXXXX	XXXXX
	Oct-Dec (Q2)	XXXXX	XXXXX	XXXXX
	Jan-Mar (Q3)	XXXXX	XXXXX	XXXXX

	Total for 2019-20	XXXXX	XXXXX	XXXXX

Total	Total for all years	XXXXX	XXXXX	XXXXX

Confidential material omitted and filed separately with the Commission.

CRC-P Funding Agreement CRC-P53981 | Novogen Limited | March 2017	page 50

3.	Participant Contributions (clauses 1.1, 5.1 and 6.1)

Recipient/Lead Participant:	Novogen Limited

Contribution type	2016-17	2017-18	2018-19	2019-20	Total
Cash	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
FTE	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
FTE value	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
Non-staff in-kind	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX

Total value of contributions	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX

Participant:	I C P - Firefly Pty Limited

Contribution type	2016-17	2017-18	2018-19	2019-20	Total
Cash	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
FTE	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
FTE value	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
Non-staff in-kind	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX

Total value of contributions	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX

Participant:	University of New South Wales

Contribution type	2016-17	2017-18	2018-19	2019-20	Total
Cash	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
FTE	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
FTE value	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
Non-staff in-kind	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX

Total value of contributions	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX

TOTAL PARTICIPANT CONTRIBUTIONS

Contribution type	2016-17	2017-18	2018-19	2019-20	Total
Cash	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
FTE	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
FTE value	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
Non-staff in-kind	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX

Total value of contributions	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX

Note: FTE = Full-Time Equivalent as it relates to staff in-kind contributions. FTE Value is calculated by multiplying the FTE value by XXXX.

Confidential material omitted and filed separately with the Commission.

CRC-P Funding Agreement CRC-P53981 | Novogen Limited | March 2017	page 51

4.	Budget (clauses 1.1 and 9.1)

Heads of expenditure	2016-17	2017-18	2018-19	2019-20	Total
Employee	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
Supplier	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
Capital	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
Other	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX

Total expenditure	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX

Confidential material omitted and filed separately with the Commission.

CRC-P Funding Agreement CRC-P53981 | Novogen Limited | March 2017	page 52

Signing page

EXECUTED as an agreement.

Signed for and on behalf of the Commonwealth of Australia as represented by the Department of Industry, Innovation and Science by its duly authorised delegate in the presence of

	f		f
Signature of witness		Signature of delegate
Name of witness (print)		Name of delegate (print)
Position of delegate (print)
Date		Date
Executed by Novogen Ltd in accordance with section 127 of the Corporations Act 2001 in the presence of	f		f
Signature of director		Signature of director/company secretary/sole director and sole company secretary (delete as applicable)
Name of director (print)		Name of director/company secretary/sole director and sole company secretary (print)
Date		Date←

Confidential material omitted and filed separately with the Commission.

CRC-P Funding Agreement CRC-P53981 | Novogen Limited | March 2017	page 53